UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
August 27, 2004

ENCORE WIRE CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	0-20278 Commission File Number	75-2274963 (I.R.S. Employer Identification No.)

1410 Millwood Road McKinney, Texas (Address of principal executive offices)		75069 (Zip Code)

Registrant’s telephone number, including area code: (972) 562-9473

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01.  Entry into a Material Definitive Agreement.

     The information provided in Item 2.03 below is hereby incorporated herein by reference.

Section 2 — Financial Information

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

     On August 27, 2004, Encore Wire Limited, a Texas limited partnership (the “Company”), a wholly-owned subsidiary of Encore Wire Corporation, a Delaware corporation (the “Registrant”), entered into a Credit Agreement (the “Credit Agreement”) with Bank of America, N.A., as agent, and Bank of America, N.A. and Wells Fargo Bank, National Association, as lenders. The Credit Agreement provides for an $85,000,000 five-year revolving credit and letter of credit facility through August 27, 2009, replacing the Company’s prior $125,000,000 bank credit facility (the “Prior Credit Facility”). The Company’s obligations under the Credit Agreement are guaranteed by the Registrant and the Registrant’s other subsidiaries and are unsecured. Loans under the Credit Agreement accrue interest at a LIBOR-based or prime-based rate, plus a margin based on the Company’s leverage ratio, determined quarterly. The aggregate commitments under the Credit Agreement may be increased by up to an additional $40,000,000.

     The Credit Agreement contains customary covenants similar to, or more favorable than, the covenants contained in the Company’s Prior Credit Facility, including, among others:

•	a requirement that the Company maintain a minimum fixed charge ratio;

•	a requirement that the Company not exceed a maximum leverage ratio;

•	a limitation on the Company’s annual capital expenditures;

•	a restriction on creating liens on the Company’s and the guarantors’ assets;

•	a restriction on sales of the Company’s and the guarantors’ assets;

•	a restriction on dissolution, liquidation or merger of the Company or the Registrant;

•	a restriction on the incurrence of debt by the Company and the guarantors;

•	restrictions on the Company’s lines of business and changes in the management of the general partner of the Company;

•	a restriction on the Company’s ability to make dividends, distributions and redemptions;

•	a limitation on compensation and other payments to affiliates of the Company; and

•	a restriction on transactions with affiliates of the Company.

     The Credit Agreement also contains customary events of default. If an event of default occurs and is continuing, the Company may be required to repay the obligations under the Credit Agreement prior to their stated maturity. Lenders holding more than 66 2/3% of the loans and commitments under the Credit Agreement may elect to terminate the commitments and declare all outstanding obligations under the Credit Agreement to be immediately due and payable upon the occurrence and during the continuation of an event of default.

     On August 27, 2004, the Company and the Registrant also entered into a Note Purchase Agreement (the “Note Purchase Agreement”) with Hartford Life Insurance Company, Great-West Life & Annuity Insurance Company, London Life Insurance Company and London Life and Casualty Reinsurance Corporation (collectively referred to as the “Purchasers”), whereby the Company issued and sold $45,000,000 of 5.27% Senior Notes, Series 2004-A, due August 27, 2011 (the “Senior Notes”) to the Purchasers, the proceeds of which were used to repay a portion of the Company’s outstanding indebtedness under the Prior Credit Facility. The Company’s obligations under the Senior Notes are guaranteed by the Registrant and the Registrant’s other subsidiaries, and are unsecured.

     The Senior Notes incorporate customary covenants similar to, or more favorable than, the covenants contained in the Company’s Credit Agreement, including, among others:

•	a requirement that the Company under certain circumstances pay a make-whole amount in the event of a prepayment of the Senior Notes prior to their stated maturity;

•	a requirement that the Registrant not exceed a maximum ratio of consolidated debt to consolidated EBITDA;

•	a requirement that the Registrant not exceed a maximum ratio of consolidated EBIT to consolidated interest expense;

•	a requirement that priority debt of the Company and the Registrant not exceed a maximum percentage of the Registrant’s consolidated net worth;

•	a restriction on creating liens on the Company’s, the Registrant’s or any subsidiaries’ assets;

•	a restriction on merging or selling substantially all of the assets of the Company, the Registrant or any subsidiary and a restriction on other sales of assets; and

•	restrictions on the nature of the Company’s, the Registrant’s and any subsidiaries’ businesses and restrictions on transactions with affiliates of the Registrant.

     The Senior Notes also incorporate customary events of default. If an event of default occurs and is continuing, the Company may be required to repay the Senior Notes prior to their stated

maturity, plus under certain circumstances a make-whole amount. Holders of more than 65% in principal amount of the Senior Notes may elect to declare all the Senior Notes then outstanding to be immediately due and payable upon the occurrence and during the continuation of an event of default.

     On August 31, 2004, the Registrant issued a press release announcing the consummation of the financing transactions contemplated by the Note Purchase Agreement and the Credit Agreement. A copy of the press release is filed as Exhibit 99.1 hereto and incorporated herein by reference.

Section 9 — Financial Statements and Exhibits

Item 9.01.  Financial Statements and Exhibits.

(c)	Exhibits.

	99.1	August 31, 2004 Press Release by Encore Wire Corporation regarding completion of new financing.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENCORE WIRE CORPORATION
Date: September 2, 2004	By:	/s/ FRANK J. BILBAN
Frank J. Bilban, Vice President — Finance,
Chief Financial Officer, Treasurer and Secretary

INDEX TO EXHIBITS

Item	Exhibit

99.1	August 31, 2004 Press Release by Encore Wire Corporation regarding completion of new financing.